Investor Relations Contact:	Company Contact:
Crocker Coulson, President	Laby Wu, Chief Financial Officer, Director of Investor
Relations
CCG Investor Relations	Puda Coal, Inc.
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crocker.coulson@ccgir.com	labywu@gmail.com
www.pudacoalinc.com

Elaine Ketchmere, VP of Financial Writing
+1-310-954-1345
elaine.ketchmere@ccgir.com
www.ccgirasia.com

Puda Coal’s Subsidiary Signs Agreement to Borrow RMB240 Million from Its Chairman

TAIYUAN, SHANXI PROVINCE, CHINA, May 12, 2010 – Puda Coal, Inc. (NYSE Amex: PUDA), a supplier of high grade metallurgical coking coal used to produce coke for steel manufacturing in China and a consolidator of twelve coal mines in Shanxi Province, announced that Shanxi Putai Resources Limited Co. (“Putai”), a wholly-owned subsidiary of the Company, signed a loan agreement to borrow RMB240 million (US$35.2 million) from the Company’s founder, significant shareholder and Chairman of the board of directors, Mr. Ming Zhao.

As part of the Shanxi provincial government’s policies to consolidate and redevelop the coal mining industry, new guidelines were enacted by the government in February 2010 to require the registered capital of coal mine consolidators to be at least RMB200 million (US$29.3 million). The new requirement was adopted to ensure that coal mine consolidators have sufficient financial strength to consolidate coal mines efficiently and timely.

The current registered capital of Shanxi Puda Coal Group Co., Ltd (“Shanxi Coal”), which is owned 90% by Putai and 10% by Mr. Ming Zhao and his brother, Yao Zhao, is RMB22.5 million (about US$3.3 million).  Since Shanxi Coal has been previously approved as an acquirer and consolidator of two coal mine projects, Shanxi Coal plans to increase its registered capital to RMB500 million (US$73.2 million), 90% of which (i.e., RMB430 million) will be funded by Shanxi Coal’s 90% shareholder, Putai, and 10% of which (i.e., RMB48 million) will be funded by Shanxi Coal’s 10% shareholder, Mr. Ming Zhao and his brother, Mr. Yao Zhao.

In addition to the RMB190 million cash on hand, Putai needs an additional RMB240 million to satisfy the capital injection. On May 7, 2010, Putai entered into a loan agreement with Mr. Ming Zhao, whereby Mr. Ming Zhao will provide Putai with a RMB240 million (US$35.2 million) unsecured loan. According to the agreement, the loan has a 6% annual interest rate which is payable on a quarterly basis and matures on November 6, 2011. The terms of the loan agreement have been reviewed and approved by the Company’s audit committee composed of three independent directors.

“It is an appropriate time and in the best interests of the Company and its stockholders for Putai to borrow these funds from Mr. Zhao,” commented Mr. Liping Zhu, President and CEO of Puda Coal. “By committing to the RMB240 million loan, our Chairman has demonstrated his confidence and commitment to the Company and has provided us with the resources needed to meet the new capital requirements for coal consolidators. It is critical that we satisfy all government requirements in order for us to effectively proceed with our coal mine strategy."

“With the support from our Chairman, Puda Coal has the resources to act quickly and decisively to acquire and consolidate the coal mines,” commented Mr. Ming Zhao. “We look forward to working closely with the government to complete the coal mine acquisitions and consolidations.”

About Puda Coal, Inc.
Puda Coal, through its subsidiaries, supplies premium high grade metallurgical coking coal used to produce coke for steel manufacturing in China. The Company currently possesses 3.5 million metric tons of annual coking coal capacity. The Company has recently moved upstream into coal mining, as a consolidator and acquirer of coal mines in Shanxi Province, including the Pinglu projects and the Jianhe projects. On September 30, 2009, Shanxi Coal, a 90% indirect subsidiary of the Company, was appointed by the Shanxi provincial government as an acquirer and consolidator of eight thermal coal mines located Pinglu County in southern Shanxi Province. Shanxi Coal plans to consolidate the eight coal mines into five, increasing their total annual capacity from approximately 1.6 million to 3.6 million metric tons. Shanxi Coal received another approval by the Shanxi provincial government to consolidate four additional coking coal mines into one coal mine in Huozhou County. After the completion of the consolidation, the Jianhe project is expected to increase the total annual capacity from 720,000 metric tons to 900,000 metric tons, according to the Shanxi provincial government's approval. For more information, please visit http://www.pudacoalinc.com

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. For example, our ability to acquire and consolidate the target coal mines are subject to, among other things, the risks and uncertainties relating to the market and geological condition, due diligence, negotiation for definitive agreements, etc. which are beyond our control, as well as our management’s ability and capacity to execute our coal mine acquisition strategy and manage the coal mine operations. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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